Exhibit 99.1

Contact:

Scott C. Harvard	M. Shane Bell
President and CEO	Executive Vice President and CFO
(540) 465-9121	(540) 465-9121
sharvard@fbvirginia.com	sbell@virginia.com

News Release
August 3, 2015

CORRECTING and REPLACING -- First National Corporation Announces Second Quarter Earnings

Strasburg, Virginia (August 3, 2015) --- In a release issued Friday, July 31, 2015 by First National Corporation (OTC: FXNC), please be advised that the “Legal and professional fees” line was omitted from the first table. The complete corrected text follows:

First National Corporation (the “Company”) (OTC: FXNC), the parent company of First Bank (the “Bank”), reported net income of $444 thousand, or $0.03 per basic and diluted share, for the quarter ended June 30, 2015. Net income for the quarter was impacted by $458 thousand of one-time expenses and increased operating costs related to the acquisition of six branch banking operations.  The branch acquisition was completed on April 17 and included the assumption of $186 million in deposit liabilities along with certain assets.

Operating Highlights

•	Total assets increased from $530.4 million to $695.8 million
•	The number of bank offices increased from 10 to 16 due to the branch acquisition
•	The Bank hired a Regional President to lead its newly formed south region
•	Cost of funds improved from 0.39% to 0.21%
•	Net interest income increased by 9% to $5.1 million
•	Leverage ratio remained over 10.00%

“During the second quarter, the Company successfully completed the acquisition of six full service branches in the Shenandoah Valley and central Virginia and assumed $186 million in deposits,” said Scott C. Harvard, President and CEO of the Company. Harvard continued, “While total deposits assumed were materially less than originally projected, we believe the transaction represents inexpensive and reliable core funding for the foreseeable future. By acquiring longer term core funding, the Company absorbed significant one-time costs associated with the transaction that impacted financial performance in both the first and second quarter. Management remains confident the transaction is the right strategic move for the Company to build value going forward.  We were especially pleased that the cost of funds of the acquired deposits was lower than originally projected, as were the costs associated with the transaction. Because the deposits were materially lower than expected at the closing date, capital levels remained high following the transaction, which positions the Company to be opportunistic either through additional acquisitions or by restructuring capital to enhance future earnings per share. Challenges remain for the Company to enhance efficiency of operations by taking advantage of the larger balance sheet and by improving our use of technology to the benefit of our new and legacy customers. We continue to be impressed with the team of associates who have joined the First Bank team and pleased with the addition of Butch Smiley as the new Regional President of the south region.

"We were disappointed with the loan volume from the First Mortgage division, but were pleased with the volume generated by the Bank’s commercial lenders.  Although new loan production from commercial lenders remained fairly robust during the quarter, several large loan relationships paid off, which negatively impacted loan portfolio growth. While loan growth is essential to the success of the recent acquisition, the Bank is committed to high standards of loan underwriting and is unwilling to compromise those standards for the sake of growth alone. We intend to stay committed to those standards and remain optimistic about the ability of our loan team to pick up where they left off in the first quarter.

"Since the acquisition, we have seen a moderate decline for five of the six branches with one branch experiencing increases in deposit balances. Total deposits of the acquired branches decreased by $10 million, or 6%, to $176 million at June 30, 2015 compared to $186 million at the acquisition date.  The legacy branches continue to grow low cost core non-time deposit balances built on relationships. The lower cost of all deposits contributed to a higher net interest margin than anticipated for the quarter in spite of lower loan balances.

"Lastly, we continued to see improvement in asset quality metrics. Loan delinquencies over 30 days were at their lowest levels in years as were non-performing assets, and the Bank’s classified asset ratio continued to improve by declining to 27%.”

Second Quarter Earnings

Net income totaled $444 thousand for the second quarter of 2015 compared to $1.5 million for the same period of 2014.  The return on average assets was 0.27% for the quarter compared to 1.16% for the same quarter one year ago, and the return on average equity was 2.97% compared to 11.05%.  Net income was impacted by one-time acquisition expenses that totaled $458 thousand, as well as increased expenses from higher staffing levels needed to support the growth strategy of the Company and the larger balance sheet.  Over the last twelve months, the Company began executing its growth strategy with the branch acquisition, the addition of seasoned community bankers in new markets, and the creation and operation of the First Mortgage division to diversify revenue.  The acquisition increased the number of bank offices from 10 to 16 in the Shenandoah Valley and central Virginia, and increased the Bank’s deposit balances by $186 million at closing of the deal.  The new mortgage division also added two office locations in the cities of Harrisonburg and Staunton, Virginia.  These initiatives had the largest impact on noninterest income and expenses when comparing the second quarter of 2015 to the same period of 2014.

Net interest income increased $429 thousand to $5.1 million for the second quarter compared to $4.6 million for the same period one year ago, which was driven by loan balances that were $24.2 million higher than one year ago.  The net interest margin was 3.29% compared to 3.81% for the second quarter of 2014.  The lower net interest margin was expected to be impacted by the deposit acquisition and resulted from the significant increase in interest-bearing deposits in banks and securities, which was funded by cash received from the branch acquisition.  Total noninterest income was $2.3 million for the period compared to $1.7 million for the same quarter one year ago. Revenue from service charges on deposit accounts increased by $109 thousand, or 17%, ATM and check card fees increased by $132 thousand, or 36%, and other operating income increased by $229 thousand. The increases in revenue from service charges on deposit accounts and ATM and check card fees were driven by the increase in the number of deposit accounts following the branch expansion. Other operating income increased primarily from a $201 thousand gain recorded from the purchase of the six bank branch offices from Bank of America.

Noninterest expense increased to $6.9 million for the quarter compared to $4.5 million for the same period in the prior year.  The additional expenses were primarily a result of the execution of the Company’s growth strategy, which included the expansion of its banking franchise into new markets and the creation of new business lines to increase and diversify revenue.  One-time acquisition expenses related to the branch expansion totaled $458 thousand during the second quarter of 2015, which included costs for legal and professional fees, supplies, data processing and postage.  In addition to the one-time costs, salaries and employee benefit expenses increased by $1.0 million to $3.6 million for the second quarter.  The Bank added new positions to accommodate the larger balance sheet and organization, which included a Regional President and two Market Executives for its new south region.  Amortization expense increased by $192 thousand to $196 thousand from the new core deposit intangible from the acquired deposits, and expenses from other real estate owned increased by $222 thousand when comparing the periods.

The Bank recorded a recovery of loan losses totaling $100 thousand during the quarter, primarily from a lower required general reserve.  The allowance for loan losses was $6.1 million, or 1.56% of total loans at June 30, 2015.  This compared to a recovery of loan losses of $400 thousand and an allowance for loan losses of $10.0 million, or 2.72% of total loans, at the end of the second quarter of 2014.

Year-to-Date Earnings

Net income totaled $988 thousand for the six months ended June 30, 2015, compared to $2.7 million for the same period of 2014. The return on average assets was 0.34% for the period compared to 1.03% for the same period one year ago, and the return on average equity was 3.32% compared to 9.81% for the same period in 2014.

Net interest income increased $635 thousand to $9.7 million for the period, compared to $9.1 million for the same period one year ago. The increase was attributable to higher loan balances during the first six months of 2015 compared to the first half of 2014.  The net interest margin was 3.58% compared to 3.77% for the same period of 2014. The lower net interest margin resulted from the significant increase in interest-bearing deposits in banks and securities, which was funded by cash received from the branch acquisition.  Noninterest income increased by $559 thousand, or 17% when comparing the periods. Revenues from ATM and check card fees increased $146 thousand, or 21%, net gains on sale of loans increased $105 thousand, and other operating income increased by $231 thousand mostly from a gain recorded from the branch acquisition.

Noninterest expense increased $3.2 million, or 35%, to $12.3 million for the period compared to $9.2 million for the same period in the prior year. One-time branch acquisition expenses totaled $877 thousand during the six months ended June 30, 2015.  Salaries and employee benefit costs increased by $1.7 million to $6.7 million and equipment expense increased by $104 thousand to $703 thousand for the period in order to accommodate the larger organization. Amortization expense increased $192 thousand related to the core deposit intangible from the deposit acquisition, and expenses from other real estate owned increased $155 thousand compared to the same period one year ago.

The Bank recorded a recovery of loan losses totaling $100 thousand for the period compared to a recovery of loan losses of $600 thousand for the same period one year ago. The recovery of loan losses for the first six months of 2015 was primarily attributable to a lower required general reserve.

Balance Sheet

Assets increased by $165.4 million to $695.8 million at June 30, 2015 compared to March 31, 2015, as a result of the branch acquisition. Interest-bearing deposits in banks increased $97.6 million to $99.3 million, securities available for sale increased by $21.6 million to $112.5 million, securities held to maturity increased by $37.3 million, and premises and equipment increased by $5.0 million to $21.3 million.  Although the significant change in the earning asset mix decreased the net interest margin, the balance sheet growth generated higher net interest income when comparing the second quarter of 2015 to the same period in 2014.

Total deposits increased by $182.1 million to $620.9 million at June 30, 2015.  Noninterest-bearing demand deposits increased $37.9 million, savings and interest-bearing demand deposits increased $90.4 million, and time deposits increased $53.9 million during the second quarter. The increases in all deposit categories during the quarter resulted from the branch acquisition.  As a result of the changes in the funding mix, the Company experienced a lower cost to fund earning assets.

Capital and Asset Quality

Asset quality continued to improve as substandard loans decreased by $9.4 million or 46%, to $10.9 million at the end of the second quarter compared to $20.3 million for the same quarter one year ago.  Nonperforming assets, which includes other real estate owned, decreased 33% to $9.1 million at June 30, 2015 compared to $13.4 million one year ago.

Total shareholders’ equity increased $2.8 million to $59.4 million at June 30, 2015, compared to $56.7 million one year ago.  The book value per common share was $9.13 at the end of the second quarter. All regulatory capital ratios, except for the leverage ratio, were higher than the same period one year ago. The leverage ratio decreased to 10.06% from asset growth that occurred with the branch acquisition. The total risk-based capital ratio was 18.28% at June 30, 2015.

About the Company

First National Corporation, headquartered in Strasburg, Virginia, is the bank holding company of First Bank, a community bank that first opened for business in 1907.  The Bank offers loan, deposit, and wealth management products and services from 18 office locations located throughout the Shenandoah Valley and central regions of Virginia. Banking services are also accessed from the Bank’s website, www.fbvirginia.com, and from a network of ATMs located throughout its market area.  The Bank operates divisions under the names First Mortgage and First Bank Wealth Management.  First Bank also owns First Bank Financial Services, Inc., which invests in entities that provide investment services and title insurance.

Caution about Forward Looking Statements

Certain information contained in this discussion may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to the Company’s future operations and are generally identified by phrases such as “the Company expects,” “the Company believes” or words of similar import. Although the Company believes that its expectations with respect to the forward-looking statements are based upon reliable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results, performance or achievements of the Company will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. For details on factors that could affect expectations, see the risk factors and other cautionary language included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, and other filings with the Securities and Exchange Commission.

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
Income Statement	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Interest income
Interest and fees on loans	$ 4,688	$ 4,540	$ 4,623	$ 4,536	$ 4,403
Interest on deposits in banks	68	5	5	3	14
Interest on securities	618	422	566	622	657
Dividends on restricted securities	18	21	20	20	21
Total interest income	$ 5,392	$ 4,988	$ 5,214	$ 5,181	$ 5,095

Interest expense
Interest on deposits	$ 266	$ 300	$ 327	$ 343	$ 372
Interest on federal funds purchased	1	1	1	2	-
Interest on trust preferred capital notes	55	54	55	55	54
Interest on other borrowings	2	1	26	30	30
Total interest expense	$ 324	$ 356	$ 409	$ 430	$ 456

Net interest income	$ 5,068	$ 4,632	$ 4,805	$ 4,751	$ 4,639
Recovery of loan losses	(100)	-	(3,150)	(100)	(400)
Net interest income after recovery of loan losses	$ 5,168	$ 4,632	$ 7,955	$ 4,851	$ 5,039

Noninterest income
Service charges on deposit accounts	$ 752	$ 547	$ 644	$ 655	$ 643
ATM and check card fees	497	349	352	367	365
Wealth management fees	499	503	465	494	472
Fees for other customer services	183	107	90	94	126
Income from bank owned life insurance	91	74	101	103	89
Net gains (losses) on sale of securities	-	(52)	765	(91)	22
Net gains on sale of loans	50	55	23	-	-
Other operating income	237	8	9	32	8
Total noninterest income	$ 2,309	$ 1,591	$ 2,449	$ 1,654	$ 1,725

Noninterest expense
Salaries and employee benefits	$ 3,597	$ 3,125	$ 2,855	$ 2,668	$ 2,554
Occupancy	339	317	315	303	278
Equipment	422	281	293	299	295
Marketing	163	97	77	114	126
Stationery and supplies Legal and professional fees	229 431	345 212	75 320	84 250	94 247
ATM and check card fees	190	155	168	167	163
FDIC assessment	64	67	70	90	122
Bank franchise tax	130	122	105	106	105
Telecommunications expense	100	85	81	75	73
Data processing expense	226	187	140	129	134
Postage expense	80	117	51	50	49
Amortization expense	196	4	4	4	4
Other real estate owned, net	152	(36)	(151)	(23)	(70)
Other operating expense	536	409	468	437	374
Total noninterest expense	$ 6,855	$ 5,487	$ 4,871	$ 4,753	$ 4,548

Income before income taxes	$ 622	$ 736	$ 5,533	$ 1,752	$ 2,216
Income tax expense	178	192	1,837	505	674
Net income	$ 444	$ 544	$ 3,696	$ 1,247	$ 1,542
Effective dividend and accretion on preferred stock	328	329	328	329	261
Net income available to common shareholders	$ 116	$ 215	$ 3,368	$ 918	$ 1,281

Common Share and Per Common Share Data
Net income, basic	$ 0.03	$ 0.04	$ 0.68	$ 0.19	$ 0.26
Weighted average shares, basic	4,909,775	4,906,981	4,903,748	4,902,716	4,901,599
Net income, diluted	$ 0.03	$ 0.04	$ 0.68	$ 0.19	$ 0.26
Weighted average shares, diluted	4,911,298	4,911,044	4,903,748	4,902,716	4,901,599
Shares outstanding at period end	4,910,826	4,909,714	4,904,577	4,903,612	4,902,582
Book value at period end	$ 9.13	$ 9.31	$ 9.17	$ 8.77	$ 8.58
Cash dividends	$ 0.025	$ 0.025	$ 0.025	$ 0.025	$ 0.025

FIRST NATIONAL CORPORATION
Quarterly Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Quarter Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014
Key Performance Ratios
Return on average assets	0.27%	0.43%	2.81%	0.95%	1.16%
Return on average equity	2.97%	3.67%	25.03%	8.64%	11.05%
Net interest margin	3.29%	3.96%	3.96%	3.92%	3.81%
Efficiency ratio (1)	92.54%	87.20%	76.61%	72.74%	71.94%

Average Balances
Average assets	$ 671,199	$ 516,259	$ 521,889	$ 521,622	$ 531,250
Average earning assets	625,197	480,490	487,591	487,541	496,304
Average shareholders’ equity	59,957	60,040	58,583	57,217	55,965

Asset Quality
Loan charge-offs	$ 671	$ 112	$ 80	$ 302	$ 306
Loan recoveries	129	165	231	112	429
Net charge-offs (recoveries)	542	(53)	(151)	190	(123)
Non-accrual loans	6,666	7,170	8,000	8,673	11,221
Other real estate owned, net	2,407	1,949	1,888	1,807	2,221
Nonperforming assets	9,073	9,119	9,888	10,480	13,443
Loans over 90 days past due, still accruing	600	71	-	2,148	325
Troubled debt restructurings, accruing	324	782	790	796	978
Special mention loans	21,278	22,550	23,259	18,411	19,807
Substandard loans, accruing	10,928	15,741	15,792	20,088	20,315
Doubtful loans	-	-	-	-	-

Capital Ratios
Total capital	$ 72,362	$ 72,764	$ 71,941	$ 66,445	$ 64,302
Tier 1 capital	67,400	67,918	67,217	61,693	59,586
Common equity tier 1 capital	67,400	67,918	67,217	61,693	59,586
Total capital to risk-weighted assets	18.28%	18.86%	19.14%	17.71%	17.28%
Tier 1 capital to risk-weighted assets	17.03%	17.61%	17.88%	16.44%	16.02%
Common equity tier 1 capital to risk-weighted assets	17.03%	17.61%	17.88%	16.44%	16.02%
Leverage ratio	10.06%	13.17%	12.90%	11.85%	11.26%

Balance Sheet
Cash and due from banks	$ 11,870	$ 7,529	$ 6,043	$ 6,862	$ 6,587
Interest-bearing deposits in banks	99,274	1,645	18,802	3,885	12,735
Securities available for sale, at fair value	112,468	90,855	83,292	104,710	108,884
Securities held to maturity, at carrying value	37,343	-	-	-	-
Restricted securities, at cost	1,391	1,999	1,366	1,636	1,636
Loans held for sale	1,978	-	328	181	-
Loans, net of allowance for loan losses	385,592	391,746	371,692	364,974	357,484
Other real estate owned, net of valuation allowance	2,407	1,949	1,888	1,807	2,221
Premises and equipment, net	21,277	16,298	16,126	16,175	16,305
Accrued interest receivable	1,423	1,256	1,261	1,327	1,258
Bank owned life insurance	11,521	11,431	11,357	11,244	11,141
Other assets	9,283	5,701	6,010	6,609	7,072
Total assets	$ 695,827	$ 530,409	$ 518,165	$ 519,410	$ 525,323

Noninterest-bearing demand deposits	$ 147,790	$ 109,927	$ 104,986	$ 103,019	$ 99,396
Savings and interest-bearing demand deposits	322,239	231,885	237,618	224,655	235,929
Time deposits	150,853	96,974	101,734	111,245	115,873
Total deposits	$ 620,882	$ 438,786	$ 444,338	$ 438,919	$ 451,198
Federal funds purchased	-	1,955	52	5,325	-
Other borrowings	13	15,020	26	6,033	6,039
Trust preferred capital notes	9,279	9,279	9,279	9,279	9,279
Accrued interest payable and other liabilities	6,214	5,057	4,906	2,232	2,151
Total liabilities	$ 636,388	$ 470,097	$ 458,601	$ 461,788	$ 468,667

FIRST NATIONAL CORPORATION Quarterly Performance Summary (in thousands, except share and per share data)

	(unaudited)
	For the Quarter Ended
	June 30, 2015	March 31, 2015	December 31, 2014	September 30, 2014	June 30, 2014

Balance Sheet (continued)
Preferred stock	$ 14,595	$ 14,595	$ 14,595	$ 14,595	$ 14,595
Common stock	6,139	6,137	6,131	6,130	6,128
Surplus	6,899	6,881	6,835	6,828	6,821
Retained earnings	33,642	33,649	33,557	30,312	29,516
Accumulated other comprehensive loss, net	(1,836)	(950)	(1,554)	(243)	(404)
Total shareholders’ equity	$ 59,439	$ 60,312	$ 59,564	$ 57,622	$ 56,656
Total liabilities and shareholders’ equity	$ 695,827	$ 530,409	$ 518,165	$ 519,410	$ 525,323

Loan Data
Mortgage loans on real estate:
Construction and land development	$ 32,009	$ 33,344	$ 29,475	$ 29,862	$ 32,795
Secured by farm land	1,025	1,067	1,129	1,193	1,234
Secured by 1-4 family residential	173,265	172,874	163,727	155,298	151,043
Other real estate loans	154,371	157,829	150,673	153,576	145,249
Loans to farmers (except those secured by real estate)	2,645	2,760	2,975	2,905	3,067
Commercial and industrial loans (except those secured by real estate)	16,674	18,660	18,191	20,038	21,730
Consumer installment loans	4,341	4,713	4,785	4,881	4,859
Deposit overdrafts	419	194	285	248	229
All other loans	6,972	7,076	7,170	6,689	7,284
Total loans	$ 391,721	$ 398,517	$ 378,410	$ 374,690	$ 367,490
Allowance for loan losses	(6,129)	(6,771)	(6,718)	(9,716)	(10,006)
Loans, net	$ 385,592	$ 391,746	$ 371,692	$ 364,974	$ 357,484

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$ 4,688	$ 4,540	$ 4,623	$ 4,536	$ 4,403
Interest income – investments and other	704	448	591	645	692
Interest expense – deposits	(266)	(300)	(327)	(343)	(372)
Interest expense – other borrowings	(2)	(1)	(26)	(30)	(30)
Interest expense – trust preferred capital notes	(55)	(54)	(55)	(55)	(54)
Interest expense – other	(1)	(1)	(1)	(2)	-
Total net interest income	$ 5,068	$ 4,632	$ 4,805	$ 4,751	$ 4,639
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$ 27	$ 26	$ 24	$ 27	$ 28
Tax benefit realized on non-taxable interest income – municipal securities	40	33	42	44	49
Total tax benefit realized on non-taxable interest income	$ 67	$ 59	$ 66	$ 71	$ 77
Total tax-equivalent net interest income	$ 5,135	$ 4,691	$ 4,871	$ 4,822	$ 4,716

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Six Months Ended
Income Statement	June 30, 2015	June 30, 2014
Interest income
Interest and fees on loans	$ 9,228	$ 8,618
Interest on deposits in banks	73	30
Interest on securities	1,040	1,314
Dividends on restricted securities	39	42
Total interest income	$ 10,380	$ 10,004

Interest expense
Interest on deposits	$ 566	$ 772
Interest on federal funds purchased	2	-
Interest on trust preferred capital notes	109	108
Interest on other borrowings	3	59
Total interest expense	$ 680	$ 939

Net interest income	$ 9,700	$ 9,065
Recovery of loan losses	(100)	(600)
Net interest income after recovery of loan losses	$ 9,800	$ 9,665

Noninterest income
Service charges on deposit accounts	$ 1,299	$ 1,273
ATM and check card fees	846	700
Wealth management fees	1,002	956
Fees for other customer services	290	213
Income from bank owned life insurance	165	163
Net gains (losses) on sale of securities	(52)	22
Net gains on sale of loans	105	-
Other operating income	245	14
Total noninterest income	$ 3,900	$ 3,341

Noninterest expense
Salaries and employee benefits	$ 6,722	$ 5,063
Occupancy	656	593
Equipment	703	599
Marketing	260	235
Stationery and supplies Legal and professional fees	574 643	174 449
ATM and check card fees	345	326
FDIC assessment	131	294
Bank franchise tax	252	199
Telecommunications expense	185	144
Data processing expense	413	249
Postage expense	197	89
Amortization expense	200	8
Other real estate owned, net	116	(39)
Net loss on disposal of premises and equipment	-	2
Other operating expense	945	776
Total noninterest expense	$ 12,342	$ 9,161

Income before income taxes	$ 1,358	$ 3,845
Income tax expense	370	1,157
Net income	$ 988	$ 2,688
Effective dividend and accretion on preferred stock	657	481
Net income available to common shareholders	$ 331	$ 2,207

Common Share and Per Common Share Data
Net income, basic	$ 0.07	$ 0.45
Weighted average shares, basic	4,908,386	4,901,532
Net income, diluted	$ 0.07	$ 0.45
Weighted average shares, diluted	4,911,148	4,901,532
Shares outstanding at period end	4,910,826	4,902,582
Book value at period end	$ 9.13	$ 8.58
Cash dividends	$ 0.05	$ 0.025

FIRST NATIONAL CORPORATION
Year-to-Date Performance Summary
(in thousands, except share and per share data)
	(unaudited) For the Six Months Ended
	June 30, 2015	June 30, 2014
Key Performance Ratios
Return on average assets	0.34%	1.03%
Return on average equity	3.32%	9.81%
Net interest margin	3.58%	3.77%
Efficiency ratio (1)	90.05%	73.36%

Average Balances
Average assets	$ 594,099	$ 528,321
Average earning assets	553,243	493,429
Average shareholders’ equity	59,954	55,229

Asset Quality
Loan charge-offs	$ 783	$ 545
Loan recoveries	294	507
Net charge-offs (recoveries)	489	38

Reconciliation of Tax-Equivalent Net Interest Income
GAAP measures:
Interest income – loans	$ 9,228	$ 8,618
Interest income – investments and other	1,152	1,386
Interest expense – deposits	(566)	(772)
Interest expense – other borrowings	(3)	(59)
Interest expense – trust preferred capital notes	(109)	(108)
Interest expense – other	(2)	-
Total net interest income	$ 9,700	$ 9,065
Non-GAAP measures:
Tax benefit realized on non-taxable interest income – loans	$ 53	$ 56
Tax benefit realized on non-taxable interest income – municipal securities	73	98
Total tax benefit realized on non-taxable interest income	$ 126	$ 154
Total tax-equivalent net interest income	$ 9,826	$ 9,219

(1) The efficiency ratio is computed by dividing noninterest expense excluding other real estate owned income/expense and net loss on disposal of premises and equipment by the sum of net interest income on a tax-equivalent basis and noninterest income, excluding gains and losses on sales of securities and bargain purchase gain.  Tax-equivalent net interest income is calculated by adding the tax benefit realized from interest income that is nontaxable to total interest income then subtracting total interest expense. The tax rate utilized in calculating the tax benefit is 34%. See the table above for the quarterly tax-equivalent net interest income and a reconciliation of net interest income to tax-equivalent net interest income.  The efficiency ratio is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency.  Such information is not prepared in accordance with U.S. generally accepted accounting principles (GAAP) and should not be construed as such.  Management believes, however, such financial information is meaningful to the reader in understanding operational performance, but cautions that such information not be viewed as a substitute for GAAP.